Exhibit 99.1

Contact:

Chris Neff

Director of Marketing

973.947.6064, cneff@comverge.com

Comverge, Inc. Announces Closing of Initial Public Offering and Exercise of Over-Allotment Option

East Hanover, NJ: April 18, 2007 – Comverge, Inc. (NASDAQ: COMV) (“Comverge”) today announced the completion of its initial public offering of 6,095,000 shares of its common stock, including 795,000 shares sold pursuant to the underwriters’ exercise of their over-allotment option granted by certain selling stockholders. The shares are listed on the NASDAQ Global Market under the symbol “COMV” and were sold at an initial public offering price of $18.00 per share.

Citi acted as sole book-running manager of the offering, and Cowen and Company, LLC, RBC Capital Markets Corporation and Pacific Growth Equities, LLC acted as co-managers of the offering. A copy of the final prospectus relating to the offering may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, N.Y., 11220, (718) 765-6732, fax (718) 765-6734.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Comverge:

Comverge is a leading provider of clean energy solutions that enhance grid reliability and enable utilities to increase available electric capacity during periods of peak energy demand on a more cost-effective basis than conventional alternatives. Please go to www.comverge.com for more information.